Exhibit 99.1

Socket Media Contact:	Editorial Contact:
Krista Rogers	Catherine Koo or Nicole Wasowski
Marketing Communications Specialist	Lewis PR
(510) 933-3055	(415) 992-4400
krista@socketmobile.com	socketmobile@lewispr.com

Socket Investor Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Chuck Furedy joins Socket Mobile as Senior Vice President of Worldwide Sales
Industry veteran brings extensive mobile computing systems sales expertise

NEWARK, Calif., - August 12, 2009 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today announced that Chuck Furedy has joined the executive management team as its senior vice president of worldwide sales.

Mr. Furedy's career spanned over 30 years with Symbol Technologies (now the EMB business unit of Motorola) selling data collection and mobile computing solutions to businesses around the world. He served as their vice president of OEM sales during a twenty year period of rapid growth and technological change in the Automatic Identification industry. Mr. Furedy has worked with Socket in a sales consulting role for the past three months assisting the Company in its strategic planning activities.

"Chuck brings invaluable experience that will assist us in expanding our presence in key vertical markets," said Kevin Mills, president and chief executive officer of Socket Mobile. "His proven track record of successful sales management with solutions that address the needs of the business mobility market makes him the ideal choice for the position."

"Socket and its application partners bring to the market a wide range of productivity enhancing solutions built around Socket's expandable and durable handheld computer systems and peripherals designed for use by mobile workers," said Chuck Furedy. "I'm excited by the opportunities we see in the healthcare and hospitality markets and I look forward to being part of the Socket team."

Mr. Furedy will be responsible for the worldwide sales activities of Socket, which include managing its sales force, and developing and supporting strategic relationships with its worldwide distribution channels, value added resellers and OEM partners that address key markets for the company's family of handheld computer and data collection products.

About Socket Mobile
Socket makes mobility computing and productivity work. The company is a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for business mobility use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases. The company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com

Socket is a registered trademark of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2009, Socket Mobile, Inc. All rights reserved.

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